Exhibit 5.3

10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong, Xicheng District, Beijing 100032, China

Tel.: +8610 5776-3888, Fax: +8610 5776-3777

北京Beijing ● 上海 Shanghai ● 深圳 Shenzhen ● 成都 Chengdu ● 香港 Hong Kong

25 May, 2022

E-Home Household Service Holdings Limited

Floor 9, Building 14, HaixiBaiyue Town

No. 14 Duyuan Road, Luozhou Town

Cangshan District, Fuzhou City 350001

People’s Republic of China

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this letter, excluding the regions of Hong Kong SAR, Macao SAR and Taiwan region). We have acted as PRC legal counsel for E-Home Household Service Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with a registration statement on Form F-3 including all amendments or supplements thereto filed by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Act”) registering up to $300,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies of securities of the Company (the “Registration Statement”).

For the purpose of the filing of the Registration Statement, we have been requested to issue this opinion letter with regard to the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect) relating to whether approval of the offerings to foreign investors pursuant to the Registration Statement is required by PRC authorities as well as other matters described below.

Our opinion is subject to the following qualifications:

(a)	This opinion is subject to the restrictions of the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(b)	This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(c)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(d)	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(e)	For the purpose of the filing of the Registration Statement, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion that:

VIE Structure. In October 2021, the board of directors the Company decided not to pursue the value-added telecommunications business which is involved in restricted industry and accordingly dissolved the variable interest entity (“VIE”) structure. Based on our understanding of the PRC Laws, we are of the opinion that according to the PRC Laws currently in effect, as of the date of this letter, the risk that the Company may face penalties associated with the prior VIE structure if such structures was invalidated in the PRC in the future is minimal.

Business. Currently, the Company provides integrated household services which are not stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and The National Development and Reform Commission of the PRC which took effect on January 1, 2022. Therefore, the PRC subsidiaries of the Company are able to conduct their current business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

M&A Rules. The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In this letter, “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the MOFCOM on June 22, 2009.

Except as disclosed in the statements set forth in the Registration Statement under the caption “Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities, including but not limited to this offering, under Chinese law” and “Risk Factors—Risks Related to Doing Business in China— PRC laws and regulations establish complex procedures in connection with certain acquisitions of China-based companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions or mergers in China” and based on our understanding of the PRC Laws, we are of the opinion that the Company is not required to submit an application to the CSRC for the approval of this offering because(i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Company’s under the Registration Statement are subject to this regulation; (ii) the wholly-owned PRC subsidiary of the Company, E-Home Household Service Technology Co., Ltd, was incorporated as a foreign-invested enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules. However, there can be no assurance that the relevant governmental agencies of PRC, including the CSRC, would reach the same conclusion.

Cybersecurity Review Measures. On July 10, 2021, the Cyberspace Administration of China issued the Cybersecurity Review Measures (revised draft for public comments), which proposed to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security. The revised Cybersecurity Review Measures took effect on February 15, 2022. The revised Cybersecurity Review Measures expand the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

Except as disclosed in the statements set forth in the Registration Statement under the caption “Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities, including but not limited to this offering, under Chinese law” and “Risk Factors—Risks Related to Doing Business in China— Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” and based on our understanding of the PRC Laws, we are of the opinion that based on the Chinese laws and regulations currently in effect, as of the date of this letter, the Company is not required to submit an application to the Cyberspace Administration of China for the approval of the offerings because the cybersecurity review requirement under the revised Cybersecurity Review Measures for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to the Company or any of its PRC subsidiaries. The Company became a public company with shares listed in the United States before the revised Cybersecurity Review Measures went into effect on February 15, 2022.

This letter is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date hereof and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies. We hereby consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. We also consent to the filing hereof as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm

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